Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2011 Results

HIGHLIGHTS

•	Net sales grew 13.7% (6.2%, excluding acquisitions)
•	Adjusted EPS increased 23.2% from last year to $0.85
•	Company reaffirms full year Adjusted EPS guidance of $2.90 to $3.00

Oak Brook, IL, November 4, 2011 -- TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $0.82 per fully diluted share compared to $0.68 per fully diluted share reported for the third quarter of last year.  The Company reported adjusted earnings per share, as described below, of $0.85 compared to $0.69 in the prior year.

The reported results for the third quarter of 2011 included several unusual items that affected the quarterly comparison.  The first item relates to costs of $0.05 per share associated with the consolidation of facilities, including the Springfield, Missouri plant closing and the integration of freight and warehouse operations into a consolidated distribution network.  The remaining items are comprised of a $0.01 per share expense associated with the integration of Sturm Foods and S.T. Specialty Foods, a $0.01 per share gain on the mark-to-market adjustment of the Company’s swap agreements, and a $0.02 per share non-cash gain on an intercompany note. Excluding all of these items, adjusted earnings per share was $0.85 in the third quarter of 2011, compared to $0.69 reported in the third quarter of 2010.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.82	$0.68	$1.75	$1.75
Facility consolidation costs	0.05	0.02	0.14	0.02
Acquisition and integration costs	0.01	0.01	0.02	0.22
Mark-to-market adjustment on swap agreements	(0.01)	(0.03)	(0.03)	(0.06)
(Gain) loss on intercompany note translation	(0.02)	0.01	(0.01)	0.01
Curtailment of post retirement benefits plan	-	-	-	(0.05)
Infant feeding charges	-	-	-	0.09

Adjusted EPS	$0.85	$0.69	$1.87	$1.98

“We achieved all of the financial, operational and strategic objectives that we set out for the quarter, and I am pleased that we improved gross margins sequentially in all of our segments.  The aggressive pricing actions taken earlier this year to offset higher input costs began to yield results, and we remain confident that margins will continue their recovery as the balance of the year unfolds,” said Sam K. Reed, Chairman, President and Chief Executive Officer.

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $83.4 million in the quarter compared to $72.1 million in the same period last year.  The increase is primarily due to an increase in sales from both the legacy business as well as the acquisition of S.T. Specialty Foods.

Net sales for the third quarter totaled $528.1 million compared to $464.2 million last year.  Sales for the North American Retail Grocery segment increased 15.8% (4.9% excluding acquisitions) as sales of private label foods continued to show growth as both consumers and retailers maintained their emphasis on value products.  Sales for the Food Away From Home segment decreased 4.7% compared to last year (4.9% decrease excluding acquisitions) due to exiting unprofitable processed pickle businesses, while the Industrial and Export segment showed strong growth of 28.0%.

Selling, distribution, general and administrative expenses were $62.3 million for the quarter, an increase of 14.7% from $54.3 million in the third quarter of 2010.  The increase was due primarily to the growth of the Company.  As a percent of sales, these expenses were relatively flat compared to the prior year at 11.8% in 2011 vs. 11.7% in 2010.  The Company incurred approximately $2.9 million in incremental new systems implementation expenses that were partially offset by lower incentive compensation and acquisition costs in the third quarter.

Other operating expense in the quarter totaled $1.7 million compared to $1.1 million in the prior year.  The third quarter of 2011 expenses are primarily related to the previously announced closure of the Springfield, Missouri pickle plant and other costs associated with the consolidation of the Company’s distribution network.  The third quarter of 2010 included $1.1 million in costs associated with the streamlining of the infant feeding business in order to better align its cost structure and exiting a third party warehouse.

Interest expense in the quarter was $12.6 million compared to $12.9 million last year.  The decrease was primarily due to the expiration of an interest rate swap contract that locked in a portion of floating rate debt at a higher fixed interest rate, offset by an increase in debt resulting from the S.T. Specialty Foods acquisition and higher borrowing costs.

Income tax expense increased in the quarter to $14.7 million due to higher levels of income.  The Company’s third quarter effective income tax rate was 32.6% compared to last year’s third quarter rate of 32.4%.

Net income for the quarter totaled $30.4 million compared to $24.9 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.82 per share compared to $0.68 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the third quarter of 2011 was $0.85 compared to last year’s third quarter adjusted earnings per share of $0.69.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, powdered drinks, hot cereals, macaroni and cheese, skillet dinners and aseptic products.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  The non-dairy creamer is either repackaged into single serve packages for the foodservice industry or is used as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased by 15.8% to $369.5 million from $319.2 million during the same quarter last year, primarily due to the S.T. Specialty Foods acquisition.  Unit volume (excluding acquisitions and branded infant feeding) in the retail channel increased 1.0% compared to last year.  Dressings, non-dairy creamer, jams and spreads and hot cereals sales were up significantly over last year with powdered drinks and Mexican sauces also showing good sales growth.  Direct operating income margin decreased from 19.1% last year to 17.5% in the current year as volume increases and pricing actions were offset by higher freight, input and warehouse start up costs. However, on a sequential basis, direct operating margin improved 210 bps from the second quarter of 2011 as the Company’s pricing actions were implemented and incremental new business was realized.

Food Away From Home segment sales for the third quarter decreased 4.7% from last year to $79.5 million due to lower volumes, primarily in pickles, as the Company exited certain unprofitable processed pickle businesses.  Excluding the exited pickle business, legacy unit volume increased 2.8%.  As a result of this strategy direct operating income increased to $13.6 million in the quarter compared to $12.8 million last year despite the decline in sales.

Industrial and Export segment sales for the third quarter increased 28.0%, primarily driven by increased pricing and volume of non-dairy powdered creamer and a favorable product mix.  Direct operating income increased to $13.5 million compared to $8.7 million from last year as a result of the increased volume.

OUTLOOK FOR 2011

With regard to the balance of the year, Sam K. Reed said, “We made great strides in correcting our course over the last quarter.  We fully expect to continue our strong margin recovery as we enter the holiday season, and use our Big Wins to drive top line growth.  We expect to finish the year by delivering the strongest quarterly results in our history.  Therefore, we are re-confirming our previously issued full year guidance range of adjusted earnings to between $2.90 and $3.00 per share.”

“We have momentum as we look forward, and we continue to have faith and confidence in our original vision.  We see 2012 as a year of strategic expansion, driven internally by organic growth and externally by strategic acquisitions.  The opportunity for TreeHouse to continue its role as a leading consolidator within the private label space remains strong and vibrant.  As always, we are focused on strategy, category dynamics and go-to-market synergies as we evaluate potential acquisition candidates,” said Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and nine month periods ended September 30, 2011 and 2010 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2010 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$528,050	$464,242	$1,514,183	$1,307,561
Cost of sales	402,518	354,005	1,158,285	1,002,396
Gross profit	125,532	110,237	355,898	305,165
Operating expenses:
Selling and distribution	34,932	28,740	106,750	86,423
General and administrative	27,376	25,561	87,221	79,123
Other operating expense (income), net	1,733	1,103	5,731	861
Amortization expense	8,839	7,040	25,207	18,774
Total operating expenses	72,880	62,444	224,909	185,181
Operating income	52,652	47,793	130,989	119,984
Other expense (income):
Interest expense, net	12,610	12,867	39,931	31,473
(Gain) loss on foreign currency exchange	(5,620)	(46)	(5,065)	(2,116)
Other income, net	547	(1,838)	(170)	(3,044)
Total other expense (income)	7,537	10,983	34,696	26,313
Income before income taxes	45,115	36,810	96,293	93,671
Income taxes	14,725	11,943	31,750	30,833
Net income	$30,390	$24,867	$64,543	$62,838

Weighted average common shares:
Basic	35,967	35,421	35,721	34,870
Diluted	36,911	36,373	36,894	35,935

Net earnings per common share:
Basic	$0.84	$0.70	$1.81	$1.80
Diluted	$0.82	$0.68	$1.75	$1.75

Supplemental Information:
Depreciation and Amortization	$21,333	$18,145	$61,680	$50,642
Stock-based compensation expense, before tax	$3,124	$4,019	$12,573	$11,817

Segment Information:
North American Retail Grocery
Net Sales	$369,547	$319,174	$1,073,874	$888,254
Direct Operating Income	$64,706	$60,863	$181,799	$154,955
Direct Operating Income Percent	17.5%	19.1%	16.9%	17.4%

Food Away From Home
Net Sales	$79,454	$83,330	$232,857	$237,099
Direct Operating Income	$13,555	$12,775	$33,903	$34,917
Direct Operating Income Percent	17.1%	15.3%	14.6%	14.7%

Industrial and Export
Net Sales	$79,049	$61,738	$207,452	$182,208
Direct Operating Income	$13,511	$8,663	$37,088	$31,658
Direct Operating Income Percent	17.1%	14.0%	17.9%	17.4%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net income as reported	$30,390	$24,867	$64,543	$62,838
Interest expense, net	12,610	12,867	39,931	31,473
Income taxes	14,725	11,943	31,750	30,833
Depreciation and amortization	21,333	18,145	61,680	50,642
Stock-based compensation expense	3,124	4,019	12,573	11,817
(Gain) loss on intercompany note translation	(994)	479	(274)	507
Mark-to-market adjustment on swap agreements	(948)	(1,465)	(1,701)	(3,175)
Acquisition and integration costs	600	704	1,133	12,274
Curtailment of post retirement benefits plan	-	-	-	(2,357)
Infant feeding charges	-	-	-	4,552
Facility consolidation costs	2,588	491	7,567	784

Adjusted EBITDA	$83,428	$72,050	$217,202	$200,188